Exhibit 12.1

_____________, 2019

General Partner

CalTier Fund I LP

To the General Partner:

We are acting as counsel to CalTier Fund I LP (the “Company”) with respect to the preparation and filing of an offering statement on Form 1-A. The offering statement covers the contemplated sale of up to 10,000,000 units of the Company’s limited partnership interests.

In connection with the opinion contained herein, we have examined the offering statement, the certificate of limited partnership and the limited partnership agreement, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

We are opining herein as to the effect on the subject transactions only of the laws of the State of Delaware and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, including federal law.

Based upon the foregoing, we are of the opinion that the units being sold pursuant to the offering statement are duly authorized and will be, when issued in the manner described in the offering statement, legally and validly issued, fully paid and non-assessable.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof.

We further consent to the use of this opinion as an exhibit to the offering statement.

Yours truly,

By Jamie Ostrow, Partner

CrowdCheck Law LLP

CrowdCheck Law LLP P.O. Box 70743, Washington D.C. 20024